Exhibit 99.1

Interstate Power and Light Company An Alliant Energy Company

Corporate Headquarters 4902 North Biltmore Lane Suite 1000 Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Drzycimski (319) 786-7550
Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company to Redeem 7.10% Series C Cumulative Preferred Stock

Cedar Rapids, Iowa – March 15, 2011 – Interstate Power and Light Company (IPL), a wholly owned subsidiary of Alliant Energy Corporation (NYSE: LNT), announced that it issued today a notice of redemption for all of the 1,600,000 outstanding shares of IPL’s 7.10% Series C Cumulative Preferred Stock (CUSIP 461070 86 4), which is listed on the New York Stock Exchange under the symbol IPLPRC. The redemption will be effective on April 29, 2011. The redemption price will be $25.221875 per share, which is equal to $25.00 plus accrued and unpaid dividends to, but excluding, the redemption date.

The total amount being paid by IPL to effect the redemptions is approximately $40.4 million, which will be funded from cash from operations. The redemption price does not include the previously announced $0.44375 per share quarterly dividend that will be paid separately on March 15, 2011 to holders of record of the preferred stock on February 28, 2011.

To collect the redemption price, holders of shares of preferred stock must surrender their shares to Wells Fargo Bank, N.A., the redemption and paying agent, by book-entry transfer or physical delivery of certificates representing the shares, together with necessary endorsements, by April 29, 2011. Certificates representing shares of the preferred stock being redeemed may be submitted to Wells Fargo at the following addresses:

By mail or hand delivery:

Wells Fargo Bank, N. A.,

Attn: Corporate Actions

161 N. Concord Exchange

South St. Paul, MN 55075

Questions relating to, and requests for additional copies of the notice of, this redemption should be directed to Well Fargo Bank, N. A. at 1-800-356-5343.

Payment of the redemption price will be made promptly following the later of April 29, 2011 and the time of book-entry transfer or physical delivery of the certificates representing the preferred stock. No dividends on the preferred stock being redeemed will accrue after April 29, 2011, nor will any interest accrue on amounts held by Wells Fargo to pay the redemption price.

Because the redemption is a redemption in full, the shares of the redeemed IPL preferred stock will be delisted from trading and not listed on any other exchange. The company also intends to file, with the Securities and Exchange Commission, a notification of voluntary withdrawal of listing and registration with respect to the redeemed preferred stock.

Interstate Power and Light is a public utility engaged principally in the generation and distribution of electric energy and the distribution and transportation of natural gas in selective markets in Iowa and southern Minnesota, serving approximately 530,000 electric and 235,000 natural gas customers.

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